UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION  UNDER SECTION 12(g) OF
     THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-12594

                         Phoenix Leasing Income Fund VI
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             (Exact name of registrant as specified in its charter)


              2401 Kerner Blvd. San Rafael, CA 94901 (415) 485-4500
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                          Limited Partnership Interests
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            (Title of each class of securities covered by this Form)

                                      None
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    _X_             Rule 12h-3(b)(1)(i)    ___
        Rule 12g-4(a)(1)(ii)   ___             Rule 12h-3(b)(1)(ii)   ___
        Rule 12g-4(a)(2)(i)    ___             Rule 12h-3(b)(2)(i)    ___
        Rule 12g-4(a)(2)(ii)   ___             Rule 12h-3(b)(2)(ii)   ___
                                               Rule 15d-6             ___

Approximate number of holders of record as of the certification or notice date:
                                        0
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Pursuant to the  requirements  of the  Securities  Exchange Act of 1934 (Name of
registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                Phoenix Leasing Incorporated, General Partner

Date:    1/29/98                By : /s/ Bryant J. Tong
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                                     Bryant J. Tong
                                     Senior Vice President, Financial Operations

Instruction: This form is required by Rules 12g-4, 12h-3, and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.